EXHIBIT (g)(1)(i)
AMENDMENT TO CUSTODY AGREEMENT
     THIS AMENDMENT is made as of December 2, 2008, between U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”), and BB&T Variable Insurance Funds, a Massachusetts business trust (the “Trust”).
RECITALS
     WHEREAS, the Trust and the Custodian entered into the certain Custody Agreement, dated August 31, 2006 (as amended, supplemented or modified from time to time, the “Agreement”), pursuant to which the Custodian acts as custodian of the cash and securities of each series of the Trust listed on Exhibit C thereto; and
     WHEREAS, in accordance with Section 14.2 of the Agreement, the Trust and the Custodian wish to amend certain indemnification provisions of the Agreement in connection with the Trust’s securities lending arrangements;
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:
     1. Amendment.
     Exhibit D to the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.
     2. Miscellaneous.
     (a) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (b) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (c) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.
     (d) Except as provided in this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

BB&T VARIABLE INSURANCE FUNDS

By:	/s/ Todd M. Miller
Name: Todd M. Miller
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael R. McVoy
Name: Michael R. McVoy
Title: Vice President

AMENDED AND RESTATED EXHIBIT D
to the
Custody Agreement between BB&T Variable Insurance Funds and U.S. Bank, N.A.
Fee Schedule
Custody Fees:
•	.005% (.0005) on the first $5 billion in assets

•	.004% (.0004) on assets exceeding $5 billion
Securities Lending Program Transfer Fees:
In addition, a fee of $8 per transfer will be assessed for each transfer of securities from U.S. Bank, N.A. to Mellon Bank, N.A. (or an affiliate thereof) made on behalf of BB&T Variable Insurance Funds in connection with the BB&T Variable Insurance Funds’ securities lending program.